Exhibit 107

Calculation of Filing Fee Table

F-1
(Form Type)

Einride AB
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(6)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value SEK 0.004585 per share, underlying Warrants (Primary Offering)(2)	Other	10,340,310	$11.50	$118,913,565.00	0.0001381	$16,421.96
Fees to be Paid	Equity	Ordinary Shares, par value SEK 0.004585 per share (Secondary Offering)(3)	Rule 457(c)	103,961,050	$7.64	$794,262,422.00	0.0001381	$109,687.64
Fees to be Paid	Equity	Warrants to purchase Ordinary Shares, par value SEK 0.004585 per share (Secondary Offering)(4)	Other	118,374	-	-	-	-
Fees to be Paid	Equity	Ordinary Shares, par value SEK 0.004585 per share, underlying Warrants (Secondary Offering)(5)	Other	118,374	-	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts					$913,175,987.00		$126,109.60
	Total Fees Previously Paid							-
	Total Fee Offsets							$-
	Net Fee Due							$126,109.60

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional ordinary shares, par value SEK 0.004585 per share (“Ordinary Shares”), of the Registrant as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Consists of an aggregate of 10,340,310 Ordinary Shares, as represented by American depositary shares (“ADSs”) each representing one Ordinary Shares, issuable by the Registrant upon exercise of the Warrants (as defined in the Registration Statement). Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.
(3)	Consists of 103,961,050 Ordinary Shares (inclusive of 118,374 Ordinary Shares issuable upon exercise of the Initial Shareholder Warrants (as defined in the Registration Statement)) registered for resale by the Selling Securityholders identified in the Registration Statement. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of ADSs as reported on July 1, 2026, which was approximately $7.64 per ADS.
(4)	Consists of 118,374 Warrants registered for resale by the Selling Securityholders identified in the Registration Statement. Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Warrants and the entire fee is allocated to the underlying Ordinary Shares.
(5)	Consists of 118,374 Ordinary Shares issuable upon exercise of the Warrants registered for resale by the Selling Securityholders identified in the Registration Statement. Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Warrants and the entire fee is allocated to the underlying Ordinary Shares.
(6)	ADSs issuable upon deposit of the Ordinary Shares registered hereby and that may be evidenced by American depositary receipts are registered under a separate registration statement on Form F-6 (Registration No. 333-295374).